Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For further information contact:

Investor Relations:

Brian Turcotte

901.597.3282

Brian.Turcotte@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

The ServiceMaster Company Reports Preliminary

Second-Quarter 2013 Financial Results

•                        Operating revenue decreased 2.4% to $939 million

•                        Operating loss of $564 million; includes pre-tax non-cash impairment charges of $673 million to reduce the carrying value of TruGreen’s goodwill and trade name

•                        Operating performance decreased 28.9% to $151 million

•                        TruGreen reported revenue of $307.6 million, a 12.4% decrease from the prior year, and operating performance of $22.4 million, a 74.6 % decrease from the prior year

MEMPHIS, TENN, — August 14, 2013 — The ServiceMaster Company, one of the world’s largest residential service networks, today announced preliminary unaudited second-quarter 2013 results, including operating revenue of $939 million, a decline of 2.4 percent compared to the same period in 2012. The company reported second-quarter 2013 operating loss of $564 million, which included pre-tax non-cash impairment charges of $673 million to reduce the carrying value of TruGreen’s goodwill and trade name. The company’s second-quarter 2013 operating performance decreased 28.9 percent to $151 million compared to the same period in 2012. A reconciliation of operating (loss) income to operating performance is set forth below in this press release.

“Our second-quarter 2013 results did not meet our expectations,” said Rob Gillette, ServiceMaster’s chief executive officer. “The decline in revenue and operating performance compared to the prior year was largely attributable to TruGreen’s performance. Excluding TruGreen, our other businesses performed about as we expected.”

Gillette, who joined ServiceMaster in June, said the company continues to focus on growing all of its businesses, with particular attention to getting TruGreen back on track.

“As we’ve said, TruGreen is going through some challenges,” said Gillette, “but it’s largely self-inflicted. Right now, we’re focused on stabilizing the business, then getting it back on a path toward growth and improved profitability. When I look at our company overall, we have strong brands, passionate associates and great growth opportunities in all of our businesses. I’m excited to be part of the ServiceMaster team.”

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands)	2013	2012	2013	2012
Operating Revenue:
Terminix	$364,920	$347,245	$678,328	$658,664
TruGreen	307,646	351,372	401,647	482,483
American Home Shield	206,025	208,394	349,340	367,439
ServiceMaster Clean	36,296	32,409	71,710	64,354
Other Operations and Headquarters	23,775	22,745	45,744	43,914
Total Operating Revenue	$938,662	$962,165	$1,546,769	$1,616,854
Operating Income (Loss)(1)
Terminix	$80,077	$68,438	$148,776	$137,508
TruGreen	(663,457)	8,791	(712,899)	(5,531)
American Home Shield	43,858	40,556	67,418	68,384
ServiceMaster Clean	15,486	10,537	29,500	22,813
Other Operations and Headquarters	(39,797)	(31,568)	(76,491)	(71,668)
Total Operating Income	$(563,833)	$96,754	$(543,696)	$151,506
Operating Performance:
Terminix	$98,231	$89,234	$186,078	$179,673
TruGreen	22,427	88,186	(14,665)	85,144
American Home Shield	47,191	44,258	74,092	75,409
ServiceMaster Clean	16,831	12,263	32,192	25,789
Other Operations and Headquarters	(33,762)	(21,773)	(61,293)	(53,141)
Total Operating Performance	$150,918	$212,168	$216,404	$312,874

(1)                                 Includes, as a result of the company’s impairment testing of indefinite lived intangible assets, pre-tax non-cash impairment charges of $673.3 million recorded in the three months ended June 30, 2013 to reduce the carrying value of TruGreen’s goodwill and trade name and $67.7 million recorded in the three months ended June 30, 2012 to reduce the carrying value of the TruGreen trade name.

Segment Review

The company is comprised of five reportable segments: Terminix, TruGreen, American Home Shield, ServiceMaster Clean and Other Operations and Headquarters, which includes Merry Maids and The ServiceMaster Acceptance Company Limited Partnership (“SMAC”).

The Terminix segment provides termite and pest control services to residential and commercial customers and distributes pest control products. The TruGreen segment provides residential and commercial lawn, tree and shrub care services. The American Home Shield segment provides home warranties and preventative maintenance contracts for household systems and appliances. The ServiceMaster Clean segment provides residential and commercial disaster restoration, janitorial and cleaning services through franchises primarily under the ServiceMaster, ServiceMaster Restore and ServiceMaster Clean brand names, on-site wood furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name. The Other Operations and Headquarters segment includes: the franchised and company-owned operations of Merry Maids, which provides home cleaning services; SMAC, the company’s financing subsidiary exclusively dedicated to providing financing to franchisees and retail customers of the company’s operating units; and the company’s headquarters operations, which provide various technology, marketing, finance, legal and other support services to the business units.

Preliminary Second-quarter Segment Information for Continuing Operations

Terminix

Terminix reported a 5.1 percent increase in operating revenue, a 17.0 percent increase in operating income and a 10.1 percent increase in operating performance for the second quarter of 2013 compared to the second quarter of 2012. Pest control revenue increased 3.9 percent over second-quarter 2012 results, reflecting improved price realization, partially offset by a 0.6 percent decrease in average customer counts. Termite revenue increased 6.7 percent over second-quarter 2012 results, reflecting improved price realization and the favorable timing of renewal revenue.

Terminix’s operating performance increased $9.0 million for the second quarter of 2013 compared to the second quarter of 2012. This increase primarily reflects higher operating revenue, a reduction in incentive compensation expense and a

$2.5 million impairment of licensed intellectual property recorded in 2012, which did not recur in 2013, partially offset by higher bad debt expense.

TruGreen

TruGreen reported a 12.4 percent decrease in operating revenue, a $672.2 million increase in operating loss and a 74.6 percent decrease in operating performance for the second quarter of 2013 compared to the second quarter of 2012. The operating revenue results reflect a 6.3 percent decline in average residential full program customer counts, inefficiencies in service delivery, caused, in part, by integration issues with newly implemented technology and a $6.2 million decrease in revenue from commercial customers.

TruGreen’s operating income for the second quarter of 2013 and 2012 included pre-tax non-cash impairment charges of $673.3 million and $67.7 million, respectively, to reduce the carrying value of TruGreen’s goodwill and trade name to their estimated fair values. TruGreen’s operating performance decreased $65.8 million for the second quarter of 2013 compared to the second quarter of 2012. This decrease primarily reflects the impact of lower operating revenue, lower labor, chemical and vehicle efficiency driven, in part, by integration issues with newly implemented technology; higher bad debt expense; higher sales staffing levels; increased investments in sales tools; and higher costs associated with leadership changes.

TruGreen ended 2012 with three key challenges: lower customer counts, a product offering that was too narrow and operational inefficiency due to changes in key technology. The company has taken steps in the first six months of 2013 to begin to address each of these challenges. First, the company has made investments in all sales and marketing channels, including higher staffing levels, improved training programs and new sales tools. In addition, the company redesigned its core product offerings and introduced a tiered product structure, giving customers varying price points to choose from.

Technology integration issues continue to impact TruGreen’s ability to service its customers.  These inefficiencies are adversely impacting operating revenue, as well as labor, vehicle and chemical costs.  The company continues to invest in, and improve, its newly implemented operating systems.

American Home Shield

American Home Shield reported a 1.1 percent decrease in operating revenue, an 8.1 percent increase in operating income and a 6.6 percent increase in operating performance for the second quarter of 2013 compared to the second quarter of 2012. The operating revenue results reflect a decrease due to differences between years in the timing of contract claims, partially offset by improved price realization and a 1.3 percent increase in average customer counts. American Home Shield recognizes revenue over the contract period in proportion to expected direct costs.

American Home Shield’s operating performance increased $2.9 million for the second quarter of 2013 compared to the second quarter of 2012. This increase primarily reflects the impact of tax-related reserves recorded in 2012, which did not recur in 2013, partially offset by the impact of lower operating revenue, investments to drive improvements in service delivery, and higher sales and marketing costs.

ServiceMaster Clean

ServiceMaster Clean reported a 12.0 percent increase in operating revenue, a 47.0 percent increase in operating income and a 37.3 percent increase in operating performance for the second quarter of 2013 compared to the second quarter of 2012. The operating revenue results reflect a 7.4 percent increase in domestic royalty fees, primarily driven by increases in disaster restoration services, a 29.0 percent increase in revenue from janitorial national accounts, driven by strong sales activity, and a 23.1 percent increase in sales of products to franchisees, driven by higher franchisee demand.

ServiceMaster Clean’s operating performance increased $4.6 million for the second quarter of 2013 compared to the second quarter of 2012. This increase primarily reflects the impact of higher operating revenue and lower key executive transition charges.

Other Operations and Headquarters

This segment includes the franchised and company-owned operations of Merry Maids, SMAC and the company’s headquarters functions. The segment reported a 4.5 percent increase in operating revenue, a 26.1 percent increase in operating loss and a 55.1 percent decrease in operating performance for the second quarter of 2013 compared to the second quarter of 2012.

Merry Maids reported a 3.3 percent increase in operating revenue, a 1.6 percent increase in operating income and a 0.7 percent increase in operating performance for the second quarter of 2013 compared to the second quarter of 2012. The operating revenue results reflect a 4.4 percent increase in revenue from company-owned branches, driven by a 6.6 percent increase in average customer counts and improved price realization, partially offset by a decline in the frequency of services provided for existing customers. For the second quarter of 2013 compared to 2012, Merry Maids’ operating revenue also reflects comparable royalty fees and a 5.1 percent increase in sales of equipment and cleaning supplies to franchisees.

Merry Maids’ operating performance for the second quarter of 2013 was comparable to the second quarter of 2012, which primarily reflects the impact of higher operating revenue, partially offset by higher technology costs related to a new operating system.

Second-quarter operating performance of the company’s headquarters functions and SMAC decreased $12.0 million for the second quarter of 2013 compared to the second quarter of 2012. Key executive transition charges of $6.1 million and $0.1 million were recorded in the second quarter of 2013 and 2012, respectively.  The remaining $6.0 million decrease primarily reflects higher expenses in our automobile, general liability and workers’ compensation insurance program and a $4.0 million reversal of reserves related to our medical program recorded in the second quarter of 2012 for which there was no similar reversal recorded in the segment in the second quarter of 2013.

Cash Flow & Liquidity

Net cash provided from operating activities from continuing operations decreased $15.2 million to $79.3 million for the six months ended June 30, 2013 compared to $94.6 million for the six months ended June 30, 2012.

Net cash provided from operating activities for the six months ended June 30, 2013 was comprised of $90.6 million in earnings adjusted for non-cash charges, offset, in part, by a $5.3 million increase in cash required for working capital and $5.9 million in cash payments related to restructuring charges. The increase in working capital requirements for the six months ended June 30, 2013 was driven primarily by normal seasonal activity, partially offset by increased accruals for compensation and insurance related payments.

Net cash provided from operating activities for the six months ended June 30, 2012 was comprised of $188.8 million in earnings adjusted for non-cash charges and $3.0 million in premiums received on issuance of the 8% 2020 Notes, offset, in part, by a $57.6 million increase in cash required for working capital, $32.3 million in cash payments for the call premium paid on the redemption of $600 million aggregate principal amount of the outstanding 2015 Notes and $7.3 million in cash payments related to restructuring charges. The increase in working capital requirements for the six months ended June 30, 2012 was driven primarily by seasonal activity and incentive compensation payments related to 2011 performance.

Net cash used for investing activities from continuing operations was $71.7 million for the six months ended June 30, 2013 compared to $74.0 million for the six months ended June 30, 2012. Net cash used for financing activities from continuing operations was $44.4 million for the six months ended June 30, 2013 compared to $45.7 million for the six months ended June 30, 2012.

As of June 30, 2013, the company had $447.7 million of remaining capacity available under the Revolving Credit Facility. Effective July 25, 2013, the company had available borrowing capacity under the Revolving Credit Facility of $324.2 million.

Second-Quarter Earnings Conference Call

The company will discuss its strategic initiatives and second-quarter operating results during a conference call at 7:30 a.m. central time today. To participate on the conference call, interested parties should call 800.786.1918 (or international participants, 212.231.2922). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results and key performance indicators will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page at www.servicemaster.com.

The call will be available for replay until September 13, 2013. To access the replay of this call, please call 800.633.8284 and enter reservation number 21669565 (international participants: 402.977.9140, reservation number 21669565). Or you can review the webcast on the company’s investor relations home page.

About ServiceMaster

With a global network of more than 7,300 company-owned, franchised and licensed locations, Memphis-based ServiceMaster is one of the world’s largest residential service networks. The company’s high-profile brands are Terminix, TruGreen, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through

approximately 20,000 corporate associates and a franchise network that we estimate independently employs over 31,000 additional people, the ServiceMaster family of brands provided services and products to approximately 8 million customers during the last 12 months. The company’s market-leading brands provide a range of residential and commercial services including termite and pest control; lawn, tree and shrub care; home warranties and preventative maintenance contracts; on-site wood furniture repair; home inspections; home cleaning; janitorial services; and disaster restoration. Go to www.servicemaster.com for more information about ServiceMaster or follow us at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; prospects; commodities trends; growth strategies or expectations; expectations for American Home Shield’s and Merry Maids’ new operating systems, which are currently under development, and TruGreen’s new operating system, which was recently deployed; capital expenditures and requirements, including for American Home Shield’s, TruGreen’s and Merry Maids’ new operating systems; plans for equipping TruGreen’s sales associates with handheld technology to make the sales process more efficient and effective; customer retention; the continuation of acquisitions, including tuck-in acquisitions; fuel prices; attraction and retention of key personnel; impairment charges related to goodwill and intangible assets and assumptions and estimates used in performing impairment analyses, including discount rates and revenue and cash flow projections; the cost savings from restructurings and reorganizations and expected charges related to such restructurings and reorganizations; estimates of accruals for home warranty claims; the outcome (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation; and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the Securities and Exchange Commission, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness; our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations, among other things; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of goodwill and intangible assets and adverse economic conditions or other factors that would result in significant impairment charges to our goodwill and/or intangible assets; our ability to secure sources of financing or other funding to allow for leasing of commercial vehicles, primarily for Terminix and TruGreen; our ability to successfully implement our strategy for TruGreen, including the redesign of TruGreen’s product mix and the re-balancing of its sales mix and marketing program and the deployment of TruGreen’s new mobility technology; our ability to attract and retain key personnel; weather conditions and seasonality factors that affect the demand for, or our ability to provide, our services and the cost and quantity of our claims and services; higher commodity prices and lack of availability thereof, including, without limitation, fuel and chemicals (primarily at Terminix and TruGreen), which could impact our ability to provide our services and the profitability of our brands; changes in our services or products; and the success of, and costs associated with, restructuring initiatives. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income (Unaudited)

(In thousands)

	Three months ended June 30,
	2013	2012
Operating Revenue	$938,662	$962,165

Operating Costs and Expenses:
Cost of services rendered and products sold	551,308	532,954
Selling and administrative expenses	263,743	241,929
Amortization expense	13,893	17,802
Goodwill and trade name impairment	673,253	67,700
Restructuring charges	298	5,026
Total operating costs and expenses	1,502,495	865,411

Operating (Loss) Income	(563,833)	96,754

Non-operating Expense (Income):
Interest expense	63,463	59,700
Interest and net investment income	(1,749)	(1,396)
Other expense	141	177

(Loss) Income from Continuing Operations before Income Taxes	(625,688)	38,273
(Benefit) Provision for income taxes	(115,747)	16,028
Equity in losses of joint venture	(60)	(111)

(Loss) Income from Continuing Operations	(510,001)	22,134

(Loss) income from discontinued operations, net of income taxes	(231)	838
Net (Loss) Income	$(510,232)	$22,972

Total Comprehensive (Loss) Income	$(514,030)	$22,414

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands)

	Six months ended June 30,
	2013	2012
Operating Revenue	$1,546,769	$1,616,854

Operating Costs and Expenses:
Cost of services rendered and products sold	924,483	919,542
Selling and administrative expenses	461,326	433,299
Amortization expense	27,828	35,791
Goodwill and trade name impairment	673,253	67,700
Restructuring charges	3,575	9,016
Total operating costs and expenses	2,090,465	1,465,348

Operating (Loss) Income	(543,696)	151,506

Non-operating Expense (Income):
Interest expense	123,698	124,514
Interest and net investment income	(4,168)	(4,038)
Loss on extinguishment of debt	—	39,193
Other expense	287	351

Loss from Continuing Operations before Income Taxes	(663,513)	(8,514)
Benefit for income taxes	(130,682)	(1,653)
Equity in losses of joint venture	(114)	(111)

Loss from Continuing Operations	(532,945)	(6,972)

Loss from discontinued operations, net of income taxes	(396)	(86)
Net Loss	$(533,341)	$(7,058)

Total Comprehensive Loss	$(534,307)	$(364)

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Financial Position (Unaudited)

(In thousands, except share data)

	As of June 30, 2013	As of December 31, 2012

Assets:
Current Assets:
Cash and cash equivalents	$385,034	$422,745
Marketable securities	33,649	19,347
Receivables, less allowance of $31,890 and $21,347, respectively	484,082	403,705
Inventories	59,434	56,562
Prepaid expenses and other assets	101,454	37,344
Deferred customer acquisition costs	56,890	33,921
Deferred taxes	110,214	107,499
Total Current Assets	1,230,757	1,081,123
Property and Equipment:
At cost	693,319	633,582
Less: accumulated depreciation	(334,995)	(293,534)
Net Property and Equipment	358,324	340,048

Other Assets:
Goodwill	1,998,686	2,412,251
Intangible assets, primarily trade names, service marks and trademarks, net	2,093,091	2,373,469
Notes receivable	33,462	22,419
Long-term marketable securities	126,312	126,456
Other assets	23,007	10,197
Debt issuance costs	45,599	44,951
Total Assets	$5,909,238	$6,410,914

Liabilities and Shareholder’s Equity:
Current Liabilities:
Accounts payable	$127,849	$86,710
Accrued liabilities:
Payroll and related expenses	81,233	78,188
Self-insured claims and related expenses	100,444	83,035
Accrued interest payable	52,243	54,156
Other	67,092	58,994
Deferred revenue	562,611	483,897
Liabilities of discontinued operations	640	905
Current portion of long-term debt	57,227	52,214
Total Current Liabilities	1,049,339	898,099

Long-Term Debt	3,905,624	3,909,039

Other Long-Term Liabilities:
Deferred taxes	804,029	934,271
Other long-term obligations, primarily self-insured claims	128,446	114,855
Total Other Long-Term Liabilities	932,475	1,049,126

Commitments and Contingencies

Shareholder’s Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—
Additional paid-in capital	1,473,246	1,471,789
Retained deficit	(1,457,046)	(923,705)
Accumulated other comprehensive income	5,600	6,566
Total Shareholder’s Equity	21,800	554,650
Total Liabilities and Shareholder’s Equity	$5,909,238	$6,410,914

Key Performance Indicators

The table below presents selected operating metrics related to customer counts and customer retention for the company’s three largest revenue-generating businesses. These measures are presented on a rolling, 12-month basis in order to avoid seasonal anomalies.

	Key Performance Indicators as of June 30,
	2013	2012
Terminix—
(Reduction) Growth in Pest Control Customers	(0.4)%	4.1%
Pest Control Customer Retention Rate	79.3%	79.9%
Reduction in Termite Customers	(2.2)%	(1.4)%
Termite Customer Retention Rate	85.6%	86.0%
TruGreen —
Reduction in Full Program Accounts	(5.0)%	(13.8)%
Customer Retention Rate	70.6%	67.4%
American Home Shield—
Growth in Home Warranties and Preventive Maintenance Contracts	2.1%	0.2%
Customer Retention Rate	74.0%	74.6%

Disclosure Regarding Non-GAAP Financial Measures

The company uses adjusted EBITDA and operating performance to facilitate operating performance comparisons from period to period. Adjusted EBITDA and operating performance are supplemental measures of the company’s performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA and operating performance are not measurements of the company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities or any other measures of the company’s cash flow or liquidity. “Adjusted EBITDA” means net income (loss) before: income (loss) from discontinued operations; provision (benefit) for income taxes; equity in losses of joint ventures; other expense; gain (loss) on extinguishment of debt; interest expense; interest and net investment income; and depreciation and amortization expense; as well as adding back interest and net investment income and non-cash goodwill and trade name impairment. “Operating performance” is calculated by adding back to adjusted EBITDA an amount equal to the non-cash stock-based compensation expense, non-cash effects on adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger (1), restructuring charges and management and consulting fees paid to Clayton, Dubilier & Rice, LLC (“CD&R”), Citigroup Private Equity LP (“Citigroup”), BAS Capital Funding Corporation (“BAS”) and JPMorgan Chase Funding Inc. (“JPMorgan”). On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that own shares of common stock of ServiceMaster Global Holdings, Inc. (“Holdings”), the ultimate parent company of ServiceMaster, to StepStone Group LLC (“StepStone”) and its proprietary interests in such investment funds to Lexington Partners Advisors LP. Citigroup also assigned its obligations and rights under its consulting agreement to StepStone, and beginning in the fourth quarter of 2010, the consulting fee otherwise payable to Citigroup became payable to StepStone. As of December 22, 2011, Holdings purchased from BAS 7.5 million shares of capital stock of Holdings, and, effective January 1, 2012, the annual management fee payable to BAS was reduced to $0.25 million.

The company believes adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. The company uses operating performance as a supplemental measure to assess the company’s performance because it excludes non-cash stock-based compensation expense, non-cash effects on adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger, restructuring charges and management and consulting fees. The company presents perating performance because it believes that it is useful for investors, analysts and other interested parties in their analysis of the company’s operating results.

Charges relating to stock-based compensation expense and the impact of purchase accounting are non-cash and the exclusion of the impact of these items from operating performance allows investors to understand the current period results of operations of the business on a comparable basis with previous periods and, secondarily, gives the investors added insight into cash earnings available to service the company’s debt. We believe this to be of particular importance to the company’s public investors, which are debt holders. The company also believes that the exclusion of purchase accounting, non-cash stock-based compensation expense, restructuring charges and management and consulting fees may provide an additional means for comparing the company’s performance to the performance of other companies by eliminating the impact of differently structured equity-based, long-term incentive plans, restructuring initiatives and consulting agreements (although care must be taken in making any such comparison, as there may be inconsistencies among companies in the manner of computing similarly titled financial measures).

Adjusted EBITDA and operating performance have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the company’s results as reported under GAAP. Some of these limitations are:

•  Adjusted EBITDA and operating performance do not reflect changes in, or cash requirements for, the company’s working capital needs;

•  Adjusted EBITDA and operating performance do not reflect the company’s interest expense, or the cash requirements necessary to service interest or principal payments on the company’s debt;

•  Adjusted EBITDA and operating performance do not reflect the company’s tax expense or the cash requirements to pay the company’s taxes;

•  Adjusted EBITDA and operating performance do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments, nor should they be relied upon to assess current or future liquidity;

•  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and operating performance do not reflect any cash requirements for such replacements;

•  Other companies in the company’s industries may calculate adjusted EBITDA and operating performance differently, limiting their usefulness as comparative measures;

•  Operating performance does not include purchase accounting and non-cash stock based compensation expense; the latter of which may cause the overall compensation cost of the business to be understated; and

•  Operating performance does not include restructuring charges and management and consulting fees, the exclusion of which may cause the operating expenses of the business to be understated.

(1)                                 On July 24, 2007, ServiceMaster was acquired pursuant to a merger transaction (the “Merger”) whereby ServiceMaster was merged with and into an indirect wholly owned subsidiary of Holdings.

The following table presents reconciliations of preliminary unaudited operating income (loss) to adjusted EBITDA and operating performance for the periods presented.

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Three Months Ended June 30, 2013
Operating income (loss)(1)	$80,077	$(663,457)	$43,858	$15,486	$(39,797)	$(563,833)
Depreciation and amortization expense	18,142	12,549	2,005	1,216	3,545	37,457
EBITDA	98,219	(650,908)	45,863	16,702	(36,252)	(526,376)
Interest and net investment income (2)	—	—	1,328	—	421	1,749
Non-cash goodwill and trade name impairment(3)	—	673,253	—	—	—	673,253
Adjusted EBITDA	98,219	22,345	47,191	16,702	(35,831)	148,626
Non-cash stock-based compensation expense	—	—	—	—	182	182
Restructuring charges(4)	12	82	—	129	75	298
Management and consulting fees(5)	—	—	—	—	1,812	1,812
Operating Performance	$98,231	$22,427	$47,191	$16,831	$(33,762)	$150,918
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$(377)	$(377)

Three Months Ended June 30, 2012
Operating income (loss)(1)	$68,438	$8,791	$40,556	$10,537	$(31,568)	$96,754
Depreciation and amortization expense	20,103	11,548	2,298	1,259	2,498	37,706
EBITDA	88,541	20,339	42,854	11,796	(29,070)	134,460
Interest and net investment income (loss)(2)	—	—	1,404	—	(8)	1,396
Non-cash trade name impairment(3)	—	67,700	—	—	—	67,700
Adjusted EBITDA	88,541	88,039	44,258	11,796	(29,078)	203,556
Non-cash stock-based compensation expense	—	—	—	—	1,780	1,780
Non-cash credits attributable to purchase accounting(7)	(4)	(2)	—	—	—	(6)
Restructuring charges(4)	697	149	—	467	3,713	5,026
Management and consulting fees(5)	—	—	—	—	1,812	1,812
Operating Performance	$89,234	$88,186	$44,258	$12,263	$(21,773)	$212,168
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$(277)	$(277)

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Six Months Ended June 30, 2013
Operating income (loss)(1)	$148,776	$(712,899)	$67,418	$29,500	$(76,491)	$(543,696)
Depreciation and amortization expense	36,340	24,575	3,992	2,393	6,722	74,022
EBITDA	185,116	(688,324)	71,410	31,893	(69,769)	(469,674)
Interest and net investment income (2)	—	—	2,682	—	1,486	4,168
Non-cash goodwill and trade name impairment(3)	—	673,253	—	—	—	673,253
Adjusted EBITDA	185,116	(15,071)	74,092	31,893	(68,283)	207,747
Non-cash stock-based compensation expense	—	—	—	—	1,457	1,457
Restructuring charges(4)	962	406	—	299	1,908	3,575
Management and consulting fees(5)	—	—	—	—	3,625	3,625
Operating Performance	$186,078	$(14,665)	$74,092	$32,192	$(61,293)	$216,404
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$(646)	$(646)

Six Months Ended June 30, 2012
Operating income (loss)(1)	$137,508	$(5,531)	$68,384	$22,813	$(71,668)	$151,506
Depreciation and amortization expense	39,356	22,163	4,275	2,509	5,244	73,547
EBITDA	176,864	16,632	72,659	25,322	(66,424)	225,053
Interest and net investment income (2)	—	—	2,750	—	1,288	4,038
Non-cash trade name impairment(3)	—	67,700	—	—	—	67,700
Adjusted EBITDA	176,864	84,332	75,409	25,322	(65,136)	296,791
Non-cash stock-based compensation expense	—	—	—	—	3,458	3,458
Non-cash credits attributable to purchase accounting(7)	(8)	(8)	—	—	—	(16)
Restructuring charges(4)	2,817	820	—	467	4,912	9,016
Management and consulting fees(5)	—	—	—	—	3,625	3,625
Operating Performance	$179,673	$85,144	$75,409	$25,789	$(53,141)	$312,874
Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(6)	$—	$—	$—	$—	$(608)	$(608)

(1)                                 Presented below is a reconciliation of total segment operating (loss) income to net (loss) income.

	Three months ended June 30,		Six months ended June 30,
(In thousands)	2013	2012	2013	2012
Total Segment Operating (Loss) Income	$(563,833)	$96,754	$(543,696)	$151,506
Non-operating Expense (Income):
Interest expense	63,463	59,700	123,698	124,514
Interest and net investment income	(1,749)	(1,396)	(4,168)	(4,038)
Loss on extinguishment of debt	—	—	—	39,193
Other expense	141	177	287	351
(Loss) Income from Continuing Operations before Income Taxes	(625,688)	38,273	(663,513)	(8,514)
(Benefit) provision for income taxes	(115,747)	16,028	(130,682)	(1,653)
Equity in losses of joint venture	(60)	(111)	(114)	(111)
(Loss) Income from Continuing Operations	(510,001)	22,134	(532,945)	(6,972)
(Loss) income from discontinued operations, net of income taxes	(231)	838	(396)	(86)
Net (Loss) Income	$(510,232)	$22,972	$(533,341)	$(7,058)

(2)                                Interest and net investment income is primarily comprised of investment income and realized gain (loss) on our American Home Shield segment investment portfolio. Cash, short- and long-term marketable securities associated with regulatory requirements in connection with American Home Shield and for other purposes totaled $277.5 million as of June 30, 2013. American Home Shield interest and net investment income was $1.3 million and $1.4 million for the three months ended June 30, 2013 and 2012, respectively, and $2.7 million and $2.8 million for the six months ended June 30, 2013 and 2012, respectively. The balance of interest and net investment income primarily relates to (i) investment income (loss) from our employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within income (loss) from continuing operations before income taxes) and (ii) interest income on other cash balances.

(3)                               Represents pre-tax non-cash impairment charges recorded in the three and six months ended June 30, 2013 and 2012, respectively, to reduce the carrying values of TruGreen’s goodwill and trade name as a result of the company’s interim impairment testing of indefinite-lived intangible assets.

(4)                               Represents restructuring charges primarily related to a branch optimization project at Terminix, a reorganization of field leadership and a restructuring of branch operations at TruGreen, reorganization of leadership at ServiceMaster Clean and Merry Maids and an initiative to enhance capabilities and reduce costs in our centers of excellence at Other Operations and Headquarters.

(5)                               Represents management and consulting fees payable to certain related parties.

(6)                                There are no adjustments necessary to reconcile operating loss from discontinued operations to operating performance from discontinued operations for the three and six months ended June 30, 2013 and 2012.

(7)                                The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.